Exhibit 99.1

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2026 RESULTS

THOMASVILLE, Ga., August 20, 2026 – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week second quarter ended July 18, 2026.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•
Net sales(1) decreased 4.0% to $1.193 billion as favorable price/mix was more than offset by lower volume.
•
Net income decreased 30.3% to $40.7 million, representing 3.4% of sales, a 130-basis point decrease, primarily due to a challenging consumer environment, increased marketing expense, and increases in labor and freight costs, partly offset by lower interest expense and moderating ingredient costs. Adjusted net income(2) decreased 30.5% to $44.1 million.
•
Adjusted EBITDA(2) decreased 19.2% to $111.3 million, representing 9.3% of net sales, a 180-basis point decrease.
•
Diluted EPS decreased $0.09 to $0.19. Adjusted diluted EPS(2) decreased $0.09 to $0.21.

Chairman and CEO Remarks:

“Our second quarter results reflect the continued challenges across the fresh packaged bread category, where macroeconomic pressures, evolving consumer purchasing behavior, and sustained competitive activity created a more difficult operating environment than we anticipated,” said Ryals McMullian, chairman and CEO of Flowers Foods. “While these headwinds weighed on our performance, they also reinforced the actions we are taking to strengthen our competitiveness and improve execution.

"Against this backdrop, we are accelerating initiatives already underway to improve our performance and better align our resources with the opportunities that we believe will create the greatest long-term value. That includes sharpening our value proposition, improving in-store execution, accelerating innovation, winning new business opportunities, and continuing to invest behind our leading brands.

"The relaunch of Nature's Own is an important example of that strategy in action. Early feedback from customers and distribution partners has been excellent, particularly around the brand’s simpler ingredients, stronger better-for-you positioning, and Non-GMO Project Verified offering at national scale. While this initiative remains in its early stages and has not yet meaningfully contributed to results, positive customer feedback and the brand’s growing presence in the better-for-you segment reinforce our confidence in Nature’s Own’s ability to extend its category leadership over time.

"In addition, consistent with the findings in our comprehensive review, we are taking select actions to further realign our organization and improve our cost structure. These actions are intended to simplify our operations, improve execution, and better position the company to respond to evolving consumer needs.

“Given our first-half performance and the current category environment, we are updating our full-year outlook to reflect a more cautious view for the balance of 2026. While near-term conditions remain challenging, we are confident that the actions underway will strengthen our top-line trajectory and better position our portfolio to meet evolving consumer demand.”

Revised Outlook: 52-week Fiscal 2026, the Company Expects:

•
Net sales of approximately $5.070 billion to $5.142 billion, representing a -3.5% to -2.2% change compared to the prior year. Prior guidance called for net sales of approximately $5.163 billion to $5.267 billion.
•
Adjusted EBITDA(3) in the range of approximately $453 million to $481 million, compared to prior guidance of $465 million to $495 million.
•
Adjusted diluted EPS(2) of approximately $0.75 to $0.85 per share, compared to prior guidance of $0.80 to $0.90 per share.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization of approximately $165 million to $170 million.
•
Net interest expense of approximately $65 million to $70 million.
•
An effective tax rate of approximately 26%.
•
Weighted average diluted share count for the year of approximately 213.5 million shares.
•
Capital expenditures of approximately $115 million to $125 million.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 18, 2026	July 12, 2025
Net income per diluted common share	$0.19	$0.28
Business process improvement costs	NM	NM
Restructuring-related implementation costs	0.02	0.01
Acquisition and integration-related costs	—	0.01	(a)
Legal settlements and related costs	—	NM
Recovery on inferior ingredients	(0.01)	—
Adjusted net income per diluted common share	$0.21	$0.30

(a) Deductible tax impact of prior period acquisition-related costs that impacted this period by $0.01 per share.

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Second Quarter Operating Highlights

Compared to the prior year second quarter where applicable

•
Net sales decreased 4.0% to $1.193 billion. Pricing/mix(4) increased 1.8% and volume(5) declined 5.8%.
•
Branded Retail net sales decreased $31.7 million, or 3.8%, to $794.6 million due to volume declines partially offset by favorable pricing/mix. Pricing/mix(4) rose 3.8%, volume(5) decreased 7.6%.
•
Other net sales decreased $18.2 million, or 4.4%, to $398.3 million due to inflationary pressure on consumer spending impacting store branded sales. Pricing/mix(4) decreased 1.0% and volume(5) declined 3.4%.
•
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.6% of net sales, a 40-basis point increase. These costs increased as a percentage of net sales mostly due to lower production volumes and an increase in labor costs and outside purchases of product (sales with no associated ingredient costs). This increase was partially offset by moderating ingredient costs.
•
Selling, distribution, and administrative (SD&A) expenses were 39.7% of net sales, a 160-basis point increase. SD&A expenses increased as a percentage of net sales due to higher workforce-related and freight costs and increased marketing spend, partially offset by lower distributor distribution fees. Excluding matters affecting comparability, adjusted SD&A(2) was 39.1% of net sales, a 140-basis point increase.
•
Depreciation and amortization (D&A) expenses were $38.6 million or 3.2% of net sales, flat with last year's second quarter.
•
Net interest expense decreased $1.3 million primarily due to lower debt balances.
•
Net income decreased 30.3% to $40.7 million, representing 3.4% of sales, a 130-basis point decrease, and diluted EPS decreased $0.09 to $0.19. Adjusted net income(2) decreased 30.5% to $44.1 million and adjusted diluted EPS(2) decreased $0.09 to $0.21.
•
Adjusted EBITDA(2) decreased 19.2% to $111.3 million, representing 9.3% of net sales, a 180-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, cash flow from operating activities decreased $24.9 million to $241.5 million, capital expenditures decreased $11.9 million to $44.5 million, and dividends paid to shareholders decreased $23.7 million to $81.0 million. Cash and cash equivalents were $52.8 million at quarter end.

(1)
Any reference to sales refers to net sales inclusive of allowances and deductions against gross sales for variable consideration and consideration payable to customers
(2)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(3)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 52-week Fiscal 2026 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
(4)
Calculated as (current year period units X change in price per unit) / prior year period net sales dollars
(5)
Calculated as (prior year period price per unit X change in units) / prior year period net sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation on the investors page of flowersfoods.com. The company will host a live question and answer webcast at 8:30 a.m. Eastern Time on August 21, 2026, which will be archived on the investors page along with the other related materials.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2025 net sales of $5.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Canyon Bakehouse, Simple Mills, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Tim Perrott, InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended January 3, 2026 (the “Form 10-K”) and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues and the impacts of tariffs, including retaliatory tariffs); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends and consumer buying habits, the movement toward less expensive store branded products, and the continued reduction of purchases in the fresh packaged bread category, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and the expectations of our stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the acquisition of Simple Mills, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure or tariffs (including retaliatory tariffs) on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners (“IDPs”), and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with IDPs and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, our availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and our availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of our Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended July 18, 2026 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition and integration-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provide management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as a performance measure in the company’s incentive compensation program.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 18, 2026	January 3, 2026
Assets
Cash and cash equivalents	$52,766	$12,100
Other current assets	712,002	694,753
Property, plant and equipment, net	926,854	952,725
Right-of-use leases, net	309,305	321,116
Distributor notes receivable (1)	129,910	130,723
Other assets	42,410	40,007
Cost in excess of net tangible assets, net	2,012,595	2,032,437
Total assets	$4,185,842	$4,183,861
Liabilities and Stockholders’ Equity
Current liabilities	$543,163	$502,804
Long-term debt (2)	1,686,246	1,755,132
Right-of-use lease liabilities (3)	317,102	325,075
Other liabilities	315,830	297,363
Stockholders’ equity	1,323,501	1,303,487
Total liabilities and stockholders’ equity	$4,185,842	$4,183,861

(1) Includes current portion of $21,577 and $22,241, respectively.

(2) Includes current portion of $399,885 and $399,575, respectively.

(3) Includes current portion of $75,162 and $73,778, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 18, 2026	July 12, 2025	July 18, 2026	July 12, 2025
Net sales	$1,192,935	$1,242,835	$2,764,512	$2,797,065
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	615,005	636,060	1,410,394	1,414,406
Selling, distribution, and administrative expenses	473,185	473,537	1,116,119	1,107,050
Restructuring charges	—	—	1,652	573
Plant closure costs and impairment of assets	—	—	—	7,397
Recovery on inferior ingredients	(1,963)	—	(1,963)	—
Depreciation and amortization expense	38,579	39,826	90,369	89,094
Income from operations	68,129	93,412	147,941	178,545
Other pension cost (benefit)	88	(88)	206	(205)
Interest expense, net	13,787	15,036	33,421	29,084
Income before income taxes	54,254	78,464	114,314	149,666
Income tax expense	13,598	20,099	31,603	38,303
Net income	$40,656	$58,365	$82,711	$111,363
Net income per diluted common share	$0.19	$0.28	$0.39	$0.53
Diluted weighted average shares outstanding	212,493	211,991	212,545	212,084

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 18, 2026	July 12, 2025	July 18, 2026	July 12, 2025
Cash flows from operating activities:
Net income	$40,656	$58,365	$82,711	$111,363
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	53,018	74,705	139,506	151,840
Changes in assets and liabilities	40,014	(2,241)	19,328	3,260
Net cash provided by operating activities	133,688	130,829	241,545	266,463
Cash flows from investing activities:
Purchase of property, plant and equipment	(23,853)	(30,810)	(44,476)	(56,366)
Acquisition of business, net of cash acquired	—	—	—	(791,880)
Other	(1,274)	(4,563)	(284)	(23,141)
Net cash disbursed for investing activities	(25,127)	(35,373)	(44,760)	(871,387)
Cash flows from financing activities:
Dividends paid	(26,594)	(52,449)	(81,024)	(104,772)
Stock repurchases	(37)	—	(3,824)	(5,499)
Net change in debt borrowings	(38,000)	(41,700)	(70,000)	734,880
Payment of financing fees	(289)	(64)	(2,056)	(10,120)
Other	(2,394)	2,462	785	(3,525)
Net cash (disbursed for) provided by financing activities	(67,314)	(91,751)	(156,119)	610,964
Net increase in cash and cash equivalents	41,247	3,705	40,666	6,040
Cash and cash equivalents at beginning of period	11,519	7,340	12,100	5,005
Cash and cash equivalents at end of period	$52,766	$11,045	$52,766	$11,045

Flowers Foods, Inc.

Net Sales by Sales Class and Net Sales Bridge

(000’s omitted)

Net Sales by Sales Class

	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 18, 2026	July 12, 2025	$ Change	% Change
Branded Retail	$794,642	$826,364	$(31,722)	(3.8)%
Other	398,293	416,471	(18,178)	(4.4)%
Total Net Sales	$1,192,935	$1,242,835	$(49,900)	(4.0)%

	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 18, 2026	July 12, 2025	$ Change	% Change
Branded Retail	$1,839,860	$1,837,551	$2,309	0.1%
Other	924,652	959,514	(34,862)	(3.6)%
Total Net Sales	$2,764,512	$2,797,065	$(32,553)	(1.2)%

Net Sales Bridge

For the 12-week period ended July 18, 2026	Branded Retail	Other	Total
Pricing/mix^*	3.8%	(1.0)%	1.8%
Volume*	(7.6)%	(3.4)%	(5.8)%
Total percentage point change in net sales	(3.8)%	(4.4)%	(4.0)%

For the 28-week period ended July 18, 2026	Branded Retail	Other	Total
Pricing/mix^*	3.9%	(1.0)%	1.9%
Volume*	(5.8)%	(2.6)%	(4.4)%
Acquisition (until cycled on February 21, 2026)	2.0%	—	1.3%
Total percentage point change in net sales	0.1%	(3.6)%	(1.2)%

The table above presents certain sales by category that have been reclassified from amounts previously reported to conform to the current period presentation.
^ Includes sales reductions from variable consideration and payments to customers.
* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Net Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Net Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended		For the 28-Week Period Ended		For the 28-Week Period Ended
	July 18, 2026	July 12, 2025		July 18, 2026		July 12, 2025
Net income per diluted common share	$0.19	$0.28		$0.39		$0.53
Business process improvement costs	NM	NM		0.01		NM
Plant closure costs and impairment of assets	—	—		—		0.03
Restructuring charges	—	—		0.01		NM
Restructuring-related implementation costs	0.02	0.01		0.05		0.03
Acquisition and integration-related costs	—	0.01	(a)	NM	(a)	0.06
Legal settlements and related costs	—	NM		0.05		NM
Recovery on inferior ingredients	(0.01)	—		(0.01)		—
Adjusted net income per diluted common share	$0.21	$0.30		$0.49		$0.65
NM - not meaningful.
Certain amounts may not add due to rounding.
(a) Includes the reclassification of costs between deductible and non-deductible for income tax purposes for certain acquisition-related costs from the prior period.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 18, 2026	July 12, 2025	July 18, 2026	July 12, 2025
Net sales	$1,192,935	$1,242,835	$2,764,512	$2,797,065
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	615,005	636,060	1,410,394	1,414,406
Gross margin excluding depreciation and amortization	577,930	606,775	1,354,118	1,382,659
Less depreciation and amortization for production activities	21,910	21,072	50,871	48,555
Gross margin	$556,020	$585,703	$1,303,247	$1,334,104
Depreciation and amortization for production activities	$21,910	$21,072	$50,871	$48,555
Depreciation and amortization for selling, distribution, and administrative activities	16,669	18,754	39,498	40,539
Total depreciation and amortization	$38,579	$39,826	$90,369	$89,094

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 18, 2026	July 12, 2025	July 18, 2026	July 12, 2025
Selling, distribution, and administrative expenses (SD&A)	$473,185	$473,537	$1,116,119	$1,107,050
Business process improvement costs	(1,010)	(471)	(2,251)	(1,362)
Restructuring-related implementation costs	(5,545)	(2,896)	(13,772)	(7,184)
Acquisition and integration-related costs	—	(871)	(1,897)	(14,635)
Legal settlements and related costs	—	(205)	(14,400)	(902)
Adjusted SD&A	$466,630	$469,094	$1,083,799	$1,082,967

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 18, 2026	July 12, 2025	July 18, 2026	July 12, 2025
Net income	$40,656	$58,365	$82,711	$111,363
Income tax expense	13,598	20,099	31,603	38,303
Interest expense, net	13,787	15,036	33,421	29,084
Depreciation and amortization	38,579	39,826	90,369	89,094
EBITDA	106,620	133,326	238,104	267,844
Other pension cost (benefit)	88	(88)	206	(205)
Business process improvement costs	1,010	471	2,251	1,362
Plant closure costs and impairment of assets	—	—	—	7,397
Restructuring charges	—	—	1,652	573
Restructuring-related implementation costs	5,545	2,896	13,772	7,184
Acquisition and integration-related costs	—	871	1,897	14,635
Legal settlements and related costs	—	205	14,400	902
Recovery on inferior ingredients	(1,963)	—	(1,963)	—
Adjusted EBITDA	$111,300	$137,681	$270,319	$299,692
Net sales	$1,192,935	$1,242,835	$2,764,512	$2,797,065
Adjusted EBITDA margin	9.3%	11.1%	9.8%	10.7%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended		For the 28-Week Period Ended		For the 28-Week Period Ended
	July 18, 2026	July 12, 2025		July 18, 2026		July 12, 2025
Income tax expense	$13,598	$20,099		$31,603		$38,303
Tax impact of:
Business process improvement costs	253	118		563		341
Plant closure costs and impairment of assets	—	—		—		1,850
Restructuring charges	—	—		413		144
Restructuring-related implementation costs	1,386	724		3,443		1,796
Acquisition and integration-related costs	—	(1,510)	(a)	2,214	(a)	1,929
Legal settlements and related costs	—	52		3,600		226
Recovery on inferior ingredients	(491)	—		(491)		—
Adjusted income tax expense	$14,746	$19,483		$41,345		$44,589

(a) Includes the reclassification of costs between deductible and non-deductible for income tax purposes for certain acquisition-related costs from the prior period.

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended		For the 28-Week Period Ended		For the 28-Week Period Ended
	July 18, 2026	July 12, 2025		July 18, 2026		July 12, 2025
Net income	$40,656	$58,365		$82,711		$111,363
Business process improvement costs	757	353		1,688		1,021
Plant closure costs and impairment of assets	—	—		—		5,547
Restructuring charges	—	—		1,239		429
Restructuring-related implementation costs	4,159	2,172		10,329		5,388
Impairment of intangible assets	—	—		—		—
Acquisition and integration-related costs	—	2,381	(a)	(317)	(a)	12,706
Legal settlements and related costs	—	153		10,800		676
Recovery on inferior ingredients	(1,472)	—		(1,472)		—
Adjusted net income	$44,100	$63,424		$104,978		$137,130

(a) Includes the reclassification of costs between deductible and non-deductible for income tax purposes for certain acquisition-related costs from the prior period.

	Reconciliation of Earnings per Share - Full Year Fiscal 2026 Guidance
	Range Estimate
Net income per diluted common share	$0.64	to	$0.74
Business process improvement costs	0.01		0.01
Restructuring charges	0.01		0.01
Restructuring-related implementation costs	0.05		0.05
Acquisition and integration-related costs	NM		NM
Legal settlements and related costs	0.05		0.05
Recovery on inferior ingredients	(0.01)		(0.01)
Adjusted net income per diluted common share	$0.75	to	$0.85
NM - not meaningful.
Certain amounts may not add due to rounding.